Exhibit 99.1

For immediate release

Contact:

Ryan VanWinkle, Investor Relations, 816-792-7998
Scott Brockelmeyer, Media Relations, 816-792-7837

Ferrellgas Partners, L.P.Announces
Earnings For Fiscal Year 2004

        Liberty, MO (September 30, 2004)—Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest propane distributors, today reported earnings for its fiscal fourth quarter and year ended July 31, 2004.

        “Fiscal 2004 was an active year for the partnership as we completed several strategic acquisitions, the most notable of which was the Blue Rhino contribution this spring,” said James E. Ferrell, Chairman and Chief Executive Officer. “With the opportunity to continue the expansion of the Blue Rhino footprint, we believe Blue Rhino will be a significant catalyst for growth in the coming years.” Blue Rhino is the leading name in propane delivery by portable tank exchange, servicing more than 32,000 locations in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.

        “We are also making significant progress implementing our new, technology-based operating platform and are on our way to having approximately half of our retail distribution outlets on this platform prior to the coming winter heating season,” said Mr. Ferrell. “We believe the benefits from the new operating platform give Ferrellgas an additional catalyst for growth in the future.”

        Propane sales for the fiscal year were 874 million gallons, compared to near-record propane sales volumes of 899 million gallons sold in fiscal year 2003, as gallon growth from acquisitions in fiscal year 2004 was offset by the impact from warmer than normal winter heating season temperatures and customer conservation resulting from historically high wholesale propane costs. In fiscal year 2004, national temperatures were 5 percent warmer than normal, according to the National Oceanic and Atmospheric Administration.

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Ferrellgas

        Gross profit for the fiscal year was a record $553.5 million, compared to gross profit results of $530.7 million reported in fiscal year 2003. This fiscal year’s gross profit results reflect contributions from acquisitions completed during the fiscal year, partially offset by reduced propane sales volumes and an anticipated lesser contribution from risk management activities.

        Operating and general and administrative expenses for the fiscal year were $325.6 million and $34.5 million, respectively, compared to $298.0 million and $28.0 million in the prior fiscal year. Interest expense and depreciation and amortization expense were $74.5 million and $57.1 million, respectively, compared to $63.7 million and $40.8 million in the prior fiscal year. Increases in these expenses in fiscal year 2004 primarily reflect the impact of acquisitions completed in the fiscal year. Equipment lease expense for the fiscal year was $19.7 million, down slightly from $20.6 million in the prior fiscal year.

        Adjusted EBITDA and net earnings for fiscal year 2004 were $173.7 million and $28.6 million, respectively, compared to a near record-setting $184.0 million and $56.7 million achieved during fiscal year 2003.

        “Fiscal 2004 marked our company’s 65th anniversary and 10th anniversary as a publicly traded master limited partnership on the New York Stock Exchange,” said Mr. Ferrell. “Since going public in 1994, investors have benefited from our continued focus on long-term growth and security in distributions as we just recently paid our 40th consecutive quarterly distribution to all common unitholders.”

        The partnership historically experiences losses during its fourth fiscal quarter, as propane sales volumes typically represent less than 15 percent of annual propane sales volumes, causing fixed costs to historically exceed off-season cash flow. Propane sales volumes and gross profit for the fourth quarter were 130 million gallons and $106.7 million, respectively. Operating and general and administrative expenses were $92.5 million and $10.8 million, respectively. Interest expense and depreciation and amortization expense were $22.4 million and $20.0 million, respectively, while equipment lease expense was $5.4 million. These seasonal results produced an expected adjusted EBITDA loss of $2.0 million and net loss of $47.8 million for the fourth fiscal quarter.

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Ferrellgas

        Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the partnership’s Form 10-K for the fiscal year ended July 31, 2003 and other documents filed from time to time by the partnership with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	July 31, 2004	July 31, 2003
Current Assets:
Cash and cash equivalents	$15,428	$11,154
Accounts and notes receivable, net	114,211	56,742
Inventories	103,578	69,077
Prepaid expenses and other current assets	10,022	8,306

Total Current Assets	243,239	145,279
Property, plant and equipment, net	792,436	684,917
Goodwill	263,362	124,190
Intangible assets, net	265,125	98,157
Other assets, net	15,571	8,853

Total Assets	$1,579,733	$1,061,396

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts payable	$104,309	$59,454
Other current liabilities (a)	92,793	89,687

Total Current Liabilities	197,102	149,141
Long-term debt (a)	1,153,652	888,226
Other liabilities	22,089	18,747
Contingencies and commitments	--	--
Minority interest	4,791	2,363
Partners' Capital:
Senior unitholder (1,994,146 units outstanding at both July 2004 and July 2003 - liquidation preference $79,766 at both
July 2004 and July 2003)	79,766	79,766
Common unitholders (48,772,875 and 37,673,455 units outstanding
at July 2004 and July 2003, respectively)	178,994	(15,602)
General partner unitholder (512,798 and 400,683 units outstanding
at July 2004 and July 2003, respectively)	(57,391)	(59,277)
Accumulated other comprehensive income (loss)	730	(1,968)

Total Partners' Capital	202,099	2,919

Total Liabilities and Partners' Capital	$1,579,733	$1,061,396

(a)

The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2004 AND 2003
(in thousands, except per unit data)
(unaudited)

	Three months ended July 31		Twelve months ended July 31
	2004	2003	2004	2003
Revenues:
Propane and other gas liquids sales	$215,595	$150,819	$1,273,346	$1,136,358
Other	36,444	20,675	106,035	85,281

Total revenues	252,039	171,494	1,379,381	1,221,639
Cost of product sold	145,366	104,645	825,845	690,969

Gross profit	106,673	66,849	553,536	530,670
Operating expense	92,481	70,744	325,622	297,970
Depreciation and amortization expense	19,985	10,060	57,115	40,779
General and administrative expense	10,771	6,161	34,532	28,024
Equipment lease expense	5,402	4,130	19,674	20,640
Employee stock ownership plan compensation charge	1,902	2,125	7,892	6,778
Loss on disposal of assets and other	2,691	2,898	7,168	6,679

Operating income (loss)	(26,559)	(29,269)	101,533	129,800
Interest expense	(22,384)	(16,337)	(74,467)	(63,665)
Interest income	322	441	1,582	1,291
Early extinguishment of debt expense (a)	--	--	--	(7,052)

Earnings (loss) before income tax benefit, minority interest, and cumulative effect of a change in accounting principle	(48,621)	(45,165)	28,648	60,374
Income tax benefit	(419)	--	(402)	--
Minority interest (b)	(431)	(405)	500	871

Earnings (loss) before cumulative effect of a change in
accounting principle	(47,771)	(44,760)	28,550	59,503
Cumulative effect of a change in accounting principle,
net of minority interest of $28 (c)	--	--	--	(2,754)

Net earnings (loss)	(47,771)	(44,760)	28,550	56,749
Distribution to senior unitholder	1,995	2,471	7,977	10,771
Net earnings (loss) available to general partner	(497)	(472)	206	460

Net earnings (loss) availabe to common unitholders	$(49,269)	$(46,759)	$20,367	$45,518

Basic earnings (loss) per common unit:
Earnings (loss) before cumulative effect of change in accounting principle (d)	$(1.01)	$(1.27)	$0.49	$1.33
Net earnings (loss) available to common unitholders	$(1.01)	$(1.27)	$0.49	$1.25
Weighted average common units outstanding	48,772.0	36,769.3	41,419.2	36,300.5

      Supplemental Data and Reconciliation of Non-GAAP Item:

	Three months ended July 31		Twelve months ended July 31
	2004	2003	2004	2003
Propane gallons	129,948	115,588	873,711	898,622

Net earnings (loss)	$(47,771)	$(44,760)	$28,550	$56,749
Income taxes	(419)	--	(402)	--
Interest expense	22,384	16,337	74,467	63,665
Depreciation and amortization expense	19,985	10,060	57,115	40,779
Interest income	(322)	(441)	(1,582)	(1,291)

EBITDA	$(6,143)	$(18,804)	$158,148	$159,902
Employee stock ownership plan compensation charge	1,902	2,125	7,892	6,778
Loss on disposal of assets and other	2,691	2,898	7,168	6,679
Minority interest (b)	(431)	(405)	500	871
Early extinguishment of debt expense (a)	--	--	--	7,052
Cumulative effect of change in accounting principle (c)	--	--	--	2,754

Adjusted EBITDA (e)	$(1,981)	$(14,186)	$173,708	$184,036

(a)	Expenses related to the refinancing of the $160 million Ferrellgas Partners, L.P. senior secured debt in September 2002.

(b)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)	Amount related to recognition of liabilities for future retirements of underground storage facilities, as required by SFAS No. 143.

(d)

Amount calculated as 99% of the earnings (loss) before cumulative effect of change in accounting principle less distribution to senior unitholder; the result then divided by the weighted average common units outstanding.

(e)

Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other, minority interest, early extinguishment of debt expense, cumulative effect of change in accounting principle and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.